EXHIBIT 11

                            INDUSTRIAL HOLDINGS, INC.
                               EARNINGS PER SHARE
                               SEPTEMBER 30, 1998
                  (thousands of dollars, except per share data)

                                                THREE MONTHS             NINE MONTHS
                                              ENDED SEPTEMBER 30       ENDED SEPTEMBER 30
                                           -----------------------   -----------------------
                                              1998         1997         1998         1997
                                           ----------   ----------   ----------   ----------
Net income .............................   $    1,677   $    1,515   $    5,058   $    4,014
Distributions to Shareholders ..........         --             34           34          150
                                           ----------   ----------   ----------   ----------
Income available to common
 shareholders...........................        1,677        1,481        5,024        3,864
Effect of Dilutive Securities:
  5% convertible debentures ............           43         --             43         --
                                           ----------   ----------   ----------   ----------
Income available to common
 shareholders after assumed conversion .   $    1,720   $    1,481   $    5,067   $    3,864
                                           ----------   ----------   ----------   ----------
Basic earnings per share
  Weighted average common shares
       outstanding - basic .............       12,471       10,122       12,057        9,630
   Basic earnings per share ............   $      .13   $      .14   $      .42   $      .40
                                           ==========   ==========   ==========   ==========
Diluted earnings per share
Weighted average common
   shares outstanding ..................       12,471       10,122       12,057        9,630

   5% convertible debenture ............          417                       140
   Shares issuable from assumed
     conversion of common stock
     options and warrants granted ......          578         1000          589          861
                                           ----------   ----------   ----------   ----------
Weighted average common shares
   outstanding - diluted ...............       13,466       11,122       12,786       10,491
                                           ==========   ==========   ==========   ==========
Diluted earnings per share .............   $      .13   $      .13   $      .40   $      .36
                                           ==========   ==========   ==========   ==========

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